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                                                                    Exhibit 99.1

                             FOR IMMEDIATE RELEASE


           AMERICAN COMMERCIAL LINES LLC LAUNCHES EXCHANGE OFFER AND
         SOLICITATION OF RELEASES, CONSENTS TO INDENTURE AMENDMENTS AND
                    ACCEPTANCES OF A PLAN OF REORGANIZATION


JEFFERSONVILLE, IN. -- April 16, 2002 -- American Commercial Lines LLC (ACL) today announced that on April 15, 2002 it commenced an offer to the holders of its outstanding senior notes to exchange new 11 1/4% cash pay senior notes due January 1, 2008 and new 12% pay-in-kind senior subordinated notes due July 1, 2008 for its outstanding 10 1/4% senior notes due June 30, 2008. In connection with the exchange offer, ACL is also soliciting its noteholders to (1) become a party to, and a beneficiary of, a mutual release, (2) consent to amendments to the indenture for its outstanding 10 1/4% senior notes and (3) accept a plan of reorganization.

The exchange offer and solicitations are part of a previously announced recapitalization and restructuring of ACL. The recapitalization is expected to close in the second quarter of 2002.

American Commercial Lines LLC is an integrated marine transportation and service company operating approximately 5,100 barges and 200 towboats on the inland waterways of North and South America. ACL transports more than 70 million tons of freight annually. Additionally, ACL operates marine construction, repair and service facilities and river terminals.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF AMERICAN COMMERCIAL LINE HOLDINGS LLC, AMERICAN COMMERCIAL LINES LLC OR ANY OF THEIR AFFILIATES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN UNDER THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

Certain information in this press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause the actual results to materially differ from those considered by the forward-looking statements. Factors that could cause actual results to differ materially include: ACL's ability to successfully consummate the transactions contemplated by the recapitalization agreement, ACL's ability to fund its capital requirements in the near term and in the long term; and other factors, risks and uncertainties that are described in ACL's filings with the Securities and Exchange Commission. As a result, no assurances can be given as to future results, levels of activity and achievements. Any forward-looking statements speak only as of the date the statement was made. ACL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.

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ACL Media Contacts:
Paul Besson
812-288-1866